UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

Umami Sustainable Seafood Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-52401	98-0636182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 Lexington Avenue
26th Floor, Suite 2640
New York, NY 10174
(Address of principal executive offices) (zip code)

212-907-6492
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Umami Sustainable Seafood Inc. (the “Company”) previously announced that, on June 3, 2011, it had entered into a Note Purchase Agreement (the “Agreement”) with third party lenders (the “Lenders”).  Pursuant to the Agreement, the Company was paid gross proceeds of $1,920,000 in exchange for promissory notes in the aggregate principal amount of $2,000,000, which notes matured on June 30, 2011 (the “Old Notes”).

On June 30, 2011, the Company entered into a Loan Extension and Additional Funding Agreement pursuant to which the Company issued notes in the aggregate principal amount of $5,624,320 (the “New Notes”) in exchange for the cancellation of the Old Notes and $3,000,000 in cash.  The Company received the funds under the New Notes on July 1, 2011.  The New Notes mature on September 30, 2011.

The New Notes do not bear interest.  In the event that the amounts due under the New Notes are not paid when due under the Notes, the Company would be required to pay the Lenders an amount equal to 5% of the outstanding principal amount of the Notes.

The New Notes may be accelerated if an event of default were to occur. The New Notes and any accrued fees are payable on the maturity date of the New Notes. The New Notes can be repaid at any time upon one day’s prior written notice to the Lenders. The New Notes are secured by (i) a portion of the inventory of certain assets of Baja Aqua-Farms S.A. de C.V., the Company’s subsidiary (the security agreement relating to which must be entered into by July 11, 2011), and (ii) certain shares of the Company’s common stock owned by Atlantis Group hf.  If a security agreement relating to the inventory which are to secure the New Notes is not entered into by July 11, 2011, the Company would be obligated to immediately pay the Lenders a fee equal to 1% of the outstanding principal amount of the New Notes.

On July 7, the Company entered into a credit facility with Atlantis Group hf (“Atlantis”) that provides for a line of credit of up to $15 million (the “Credit Line”).  This amount includes funds made available for the repayment of $4 million in pre-existing amounts due to related parties.  As a result, new funds available under the credit line total $10.7 million (after deduction of fees and expenses).  Principal amounts due under the Credit Line bear interest at the rate of 1% per month on the average amount outstanding from time to time and is payable monthly.  The entire outstanding principal is due and payable on March 31, 2012.   The Company’s obligations under the Credit Line are secured by a portion of its Bluefin tuna inventory.   Upon an event of default, all principal amounts and interest payments may be declared due and payable.  In addition, a default rate of 1.5% per month will be in effect on all amounts then outstanding.  Events of default include, in addition to standard occurrences, a change of control of the Company and the loss of any of the fishing licenses held by the Company’s Croatian subsidiary.  In the event of a default, if requested by the Company, Atlantis may collect any amounts due only from the proceeds of sales of biomass pledged under the Credit Line, as long as such sales are finalized no later than November 30, 2011.  Any amounts then outstanding shall become due and payable upon collection of the proceeds of such sales, or December 31, 2011, whichever occurs earlier.

In connection with the Credit Line, on each funding date, the Company will issue to Atlantis three-year warrants to purchase shares of the Company’s common stock at $3.00 per share at the rate of 50,000 warrants for each $1.0 million advanced to Umami.  The maximum number of warrants issuable will be 750,000.

Atlantis is the Company’s majority shareholder.  The Company’s Chairman and Chief Executive Officer and a second director are affiliates of Atlantis.  The Company believes that the terms of the credit facility are at least as favorable as could have been obtained from an unaffiliated third party.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMAMI SUSTAINABLE SEAFOOD INC.

July 8, 2011	By:	/s/ Daniel G. Zang
Chief Financial Officer